ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

March 20, 2013

Schroder Series Trust

875 Third Avenue, 22nd Floor

New York, New York 10022

Ladies and Gentlemen:

We are furnishing this opinion in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed today by Schroder Series Trust (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by the Schroder Long Duration Investment-Grade Bond Fund and Schroder Broad Tax-Aware Value Bond Fund series of the Trust (the “Acquiring Funds”) of all the assets and liabilities of the STW Long Duration Investment-Grade Bond Fund and STW Broad Tax-Aware Value Bond Fund series, respectively, of The Advisors’ Inner Circle Fund II (the “Target Funds”), and the issuance of Investor Shares of beneficial interest of the Acquiring Funds in connection therewith (the “Shares”), all in accordance with the terms of an Agreement and Plan of Reorganization by and among the Trust, on behalf of the Acquiring Funds, The Advisors’ Inner Circle Fund II, on behalf of the Target Funds, and Schroder Investment Management North America Inc. (the “Agreement and Plan of Reorganization”).

We are familiar with the actions taken by the trustees of the Trust to authorize the issuance of Shares of the Acquiring Funds. We have examined the Trust’s Agreement and Declaration of Trust, as amended through March 1, 1997, on file in the office of the Secretary of The Commonwealth of Massachusetts (the “Declaration of Trust”), the Trust’s Bylaws, as amended on December 9, 2003, October 4, 2004, and December 7, 2004, the Trust’s records of Trustee action, the Agreement and Plan of Reorganization and such other documents, receipts and records as we have deemed necessary for purposes of this opinion.

We have assumed, for the purpose of this opinion, that the Agreement and Plan of Reorganization has been duly authorized and when executed and delivered by each party thereto will constitute a legal, valid and binding obligation of the Trust, on behalf of the Acquiring Funds, The Advisors’ Inner Circle Fund II, on behalf of the Target Funds, and Schroder Investment Management North America Inc.

We have made such examination of Massachusetts law as we have deemed relevant for the purpose of this opinion.  We express no opinion as to the effect of laws, rules and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts and the United States of

America.  Further, we express no opinion as to the state securities or “Blue Sky” laws of any jurisdiction, including The Commonwealth of Massachusetts.

Based on and subject to the foregoing, we are of the opinion that the beneficial interest of the Acquiring Funds is divided into an unlimited number of shares, and that, when the Shares are issued in accordance with the Agreement and Plan of Reorganization and sold as of the closing date on the terms described in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.”  Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust.  However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, order or other undertaking issued by or on behalf of the Trust or its trustees relating to the Trust or any series of the Trust.  The Declaration of Trust provides for indemnification out of the property of a particular series of shares for all loss and expense of any shareholder of that series held personally liable solely by reason of his or her being or having been a shareholder of that series.  Thus, the risk of a shareholder incurring financial loss on account of being such a shareholder is limited to circumstances in which that series of shares itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP